EXHIBIT 99.1

TRACON Pharmaceuticals Reports Third Quarter 2015 Results and Provides Corporate Update

Ongoing complete response reported in Phase 2 clinical trial of TRC105 in choriocarcinoma

TRC102 advanced to Phase 2 clinical development

Cash and short-term investments balance of $57.7 million at September 30, 2015

San Diego, CA – November 3, 2015 – TRACON Pharmaceuticals (NASDAQ:TCON), a clinical stage biopharmaceutical company focused on the development and commercialization of novel targeted therapeutics for cancer, wet age-related macular degeneration and fibrotic diseases, today announced its financial results for the third quarter ended September 30, 2015.

Third Quarter 2015 and Recent Corporate Highlights

•      In October, the National Cancer Institute (NCI) initiated a dual arm Phase 1/2 trial consisting of a Phase 2 cohort to assess the activity of TRC102 with Alimta® (pemetrexed) in patients with mesothelioma, and a Phase 1 cohort to evaluate TRC102 with Alimta and cisplatin in patients with refractory solid tumors.

•      In October, TRACON announced the hiring of Ronald Shazer, M.D., M.B.A., as Chief Medical Officer. Dr. Shazer was most recently Senior Director, Clinical Lead Oncology at Pfizer where he led the clinical development of multiple immuno-oncology compounds including antibody drug conjugates, dual targeting T-cell engaging antibodies, and small molecules. Prior to Pfizer, Dr. Shazer was Director, Clinical Research Oncology at Bristol-Myers Squibb and served as the study lead on the registrational study for elotuzumab which received U.S. Food and Drug Administration (FDA) breakthrough therapy designation in 2014.

•      In September, at the 18th World Congress on Gestational Trophoblastic Diseases, Dr. Neil Horowitz of the Dana Farber Cancer Institute reported positive data from a single patient compassionate use Phase 2 study combining TRC105 and Avastin® (bevacizumab) in a patient with refractory and metastatic choriocarcinoma, a tumor type known to express high levels of endoglin.  The patient was treated with TRC105 dosed 10 mg/kg weekly in combination with Avastin dosed 10 mg/kg every other week.  The patient had completed 7 cycles (28 weeks) of treatment at the time of the presentation. Beta human chorionic gonadotropin (β-hCG), a known, reliable marker of disease burden in choriocarcinoma, normalized during the fourth cycle of treatment, decreasing from greater than 3,000 IU/L at treatment initiation to less than 1 IU/L from cycles 4 through 7, indicating an ongoing complete response.

•    In July, TRACON announced that its partner, Santen Pharmaceutical Co. Ltd., Inc., filed an Investigational New Drug (IND) application with the U.S. FDA for the initiation of clinical studies for DE-122 in patients with wet AMD. DE-122 is the ophthalmic formulation of TRACON’s proprietary anti-endoglin antibody, TRC105. Under the terms of the licensing agreement with Santen, the IND filing for DE-122 triggered a $3 million milestone payment to TRACON, which was received during the third quarter.

“The third quarter was marked by progress across our entire pipeline, and we are particularly excited by the ongoing complete response seen in choriocarcinoma. We have now seen complete durable responses following combination treatment of TRC105 and a VEGF inhibitor in two tumor types that over expresses high levels of endoglin, choriocarcinoma and angiosarcoma,” said Charles P. Theuer, M.D., Ph.D., President and CEO of TRACON. “Going forward, we expect to have a significant number of potential value-creating milestones over the next six to twelve months, and look forward to our first KOL meeting for investors on November 13.”

Upcoming Development Milestones

•      On November 5, Dr. Steven Attia of the Mayo Clinic will present updated data from the Phase 1b/2 trial of TRC105 and Votrient® (pazopanib) in soft tissue sarcoma at the Connective Tissue Oncology Society meeting in Salt Lake City, including updates on angiosarcoma patients with complete responses initially presented at ASCO in June 2015. Angiosarcoma is a tumor type, like choriocarcinoma, known to express high levels of endoglin.

•      TRACON expects to initiate two additional clinical studies of TRC105 before the end of 2015:

•    A multi-center Phase 1b/2 trial of TRC105 and Nexavar® (sorafenib) in patients with hepatocellular carcinoma (HCC).

•      A Phase 1b trial of TRC105 with Avastin and carboplatin/paclitaxel in patients with non-small cell lung cancer.

•      TRACON expects the NCI to initiate two additional clinical studies of TRC102 in the next six months:

•      A Phase 2 trial of TRC102 and Temodar® (temozolomide) in glioblastoma.

•      A Phase 1b trial of TRC102 and chemoradiation therapy in patients with lung cancer.

•      TRACON will present updated data at the Kidney Cancer Association annual meeting on November 6 and 7 for the dose escalation Phase 1b portion of a Phase 1b/2 study of TRC105 in combination with Inlyta® (axitinib) in 18 patients with renal cell cancer.

•     TRACON will host an investor meeting in New York on November 13 that will feature key opinion leaders Dr. Steven Attia of the Mayo Clinic and Dr. Robert Maki, Chief of the Sarcoma Program at Mt. Sinai. The event will focus on current advances in sarcoma treatment, including an overview of TRC105.

Third Quarter 2015 Financial Results

•     Cash, cash equivalents and short-term investments totaled $57.7 million at September 30, 2015, compared to $61.2 million and $35.0 million at June 30, 2015 and December 31, 2014, respectively.

•      Collaboration revenue for the third quarter of 2015 was $1.2 million, compared to $1.1 million for the third quarter of 2014.

•      Research and development expenses for the third quarter of 2015 were $5.9 million, compared to $2.3 million for the third quarter of 2014. The increase in the 2015 period as compared to the 2014 period was primarily due to increased manufacturing activities and TRC105 clinical study-related expenses, as well as increased compensation-related expenses resulting from increased headcount in 2015.

•      General and administrative expenses for the third quarter of 2015 were $1.5 million, compared to $0.6 million for the third quarter of 2014. The increase in the 2015 period as compared to the 2014 period was primarily due to increased expenses as a result of being a public company and increased compensation-related expenses as a result of increased headcount in 2015.

•      The net loss for the third quarter of 2015 was $6.4 million, compared to a net loss of $1.9 million for the third quarter of 2014.

Investor Conference Call

The Company will hold a conference call today at 4:30 p.m. EST / 1:30 p.m. PST to provide an update on corporate activities and to discuss the financial results of its third quarter 2015. The dial-in numbers are (855) 779-9066 for domestic callers and (631) 485-4859 for international callers. Please use passcode 67467432. A live webcast of the conference call will be available online from the Investor/Events and Presentation page of the Company’s website at www.traconpharma.com.

After the live webcast, a replay will remain available on TRACON’s website for 60 days.

About TRC105

TRC105 is a novel, clinical stage antibody to endoglin, a protein overexpressed on proliferating endothelial cells that is essential for angiogenesis, the process of new blood vessel formation. TRC105 is currently being studied in multiple Phase 2 clinical trials sponsored by both TRACON and the National Cancer Institute for the treatment of multiple solid tumor types in combination with VEGF inhibitors. TRC105 is also being developed in combination with VEGF inhibitor treatments in wet AMD. For more information about the clinical trials, please visit TRACON’s website at http://www.traconpharma.com/clinical_trials.php.

About TRC102

TRC102 is a novel, clinical-stage small molecule inhibitor of the DNA base excision repair pathway, which is a pathway that causes resistance to alkylating and antimetabolite chemotherapeutics. TRC102 is currently being studied in Phase 1 and Phase 2 clinical trials sponsored by the National Cancer Institute. For more information about the clinical trials, please visit TRACON’s website at http://www.traconpharma.com/clinical_trials.php.

About TRACON

TRACON develops targeted therapies for cancer, wet age-related macular degeneration and fibrotic diseases. TRACON’s pipeline includes two clinical-stage product candidates: TRC105, an anti-endoglin antibody that is being developed for the treatment of renal cell carcinoma, soft tissue sarcoma, hepatocellular carcinoma, glioblastoma and choriocarcinoma, and TRC102, a small molecule that is being developed for the treatment of lung cancer and glioblastoma. To learn more about TRACON and its product candidates, visit TRACON’s website at www.traconpharma.com.

Forward-Looking Statements

Statements made in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding TRACON’s plans to further develop its product candidates, expectations regarding the initiation and timing of future clinical trials by TRACON or third parties, and expected development milestones and availability of additional clinical data. Risks that could cause actual results to differ from those expressed in these forward-looking statements include: risks associated with clinical development; whether TRACON, the NCI or others will be able to complete or initiate clinical trials on TRACON’s expected timelines, if at all; the fact that future preclinical studies and clinical trials may not be successful or otherwise consistent with results from prior studies; the fact that TRACON has limited control over whether Santen advances TRC105 (DE-122) in ophthalmological indications or whether the NCI sponsors additional trials of TRACON’s product candidates; potential changes in regulatory requirements in the United States and foreign countries; TRACON’s reliance on third parties for the development of its product candidates, including the conduct of its clinical trials and manufacture of its product candidates; whether TRACON will be able to obtain additional financing; and other risks described in TRACON’s filings with the Securities and Exchange Commission under the heading “Risk Factors”. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. TRACON undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

TRACON Pharmaceuticals, Inc.

Unaudited Condensed Statements of Operations

(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Collaboration revenue	$1,180	$1,133	$6,509	$2,558
Operating expenses:
Research and development	5,885	2,269	15,121	5,090
General and administrative	1,530	567	4,019	1,394
Total operating expenses	7,415	2,836	19,140	6,484
Loss from operations	(6,235)	(1,703)	(12,631)	(3,926)
Total other income (expense)	(212)	(216)	(732)	(334)
Net loss	(6,447)	(1,919)	(13,363)	(4,260)
Accretion to redemption value of redeemable convertible preferred stock	-	(70)	(31)	(202)
Net loss attributable to common stockholders	$(6,447)	$(1,989)	$(13,394)	$(4,462)
Net loss per share attributable to common stockholders, basic and diluted	$(0.53)	$(1.23)	$(1.24)	$(2.76)
Weighted-average common shares outstanding, basic and diluted	12,117,988	1,615,006	10,761,383	1,614,903

TRACON Pharmaceuticals, Inc.

Condensed Balance Sheets

(in thousands)

	September 30,	December 31,
	2015	2014
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$47,152	$35,000
Short-term investments	10,503	-
Prepaid and other assets	2,204	728
Total current assets	59,859	35,728
Property and equipment, net	141	97
Other assets	40	2,346
Total assets	$60,040	$38,171
Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	$6,990	$3,974
Current portion of deferred revenue	4,320	4,357
Preferred stock warrant liabilities	-	246
Long-term debt, current portion	321	4,676
Total current liabilities	11,631	13,253
Deferred revenue	-	2,546
Other long-term liabilities	748	408
Long-term debt, less current portion	6,601	4,258
Commitments and contingencies
Redeemable convertible preferred stock	-	49,880
Stockholders’ equity (deficit):
Common stock	12	2
Additional paid-in capital	88,591	2,004
Accumulated deficit	(47,543)	(34,180)
Total stockholders’ equity (deficit)	41,060	(32,174)
Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$60,040	$38,171

Company Contact:	Investor Contact:

Casey Logan	Andrew McDonald

Chief Business Officer	LifeSci Advisors LLC

(858) 550-0780 ext. 236	646-597-6987

clogan@traconpharma.com	Andrew@lifesciadvisors.com